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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS








As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-20186, 33-29038, 33-39453, 33-44108, 33-89526, 33-89592, 333-05251, 333-05309) and on Form S-3
(Nos. 33-46870, 333-09113) of Sovereign Bancorp, Inc. of our report dated, February 9, 1998 on the December 31, 1997 financial statements of First Home Bancorp, Inc. and subsidiaries, included in Sovereign Bancorp, Inc.'s Current Report on Form 8-K filed on or about March 18, 1999. It should be noted that we have not audited any financial statements of First Home Bancorp, Inc. and subsidiaries subsequent to December 31, 1997 or performed any audit procedures subsequent to the date of our report.









                                                         /s/ Arthur Andersen LLP
Philadelphia, Pennsylvania
 March 16, 1999